Exhibit 99.1

NEWS ANNOUNCEMENT                         FOR IMMEDIATE RELEASE

PERFUMANIA HOLDINGS REPORTS FISCAL 2016
FOURTH QUARTER NET SALES OF $142 MILLION

BELLPORT, N.Y., May 2, 2017 - Perfumania Holdings, Inc. (NASDAQ: PERF) (“Perfumania” or the “Company”) a U.S. specialty retailer and distributor of fragrances and related beauty products, today reported operating results for the three and twelve months ended January 28, 2017.

($ in thousands, except per share data & percentage)	Thirteen Weeks Ended			Fiscal Year Ended
	January 28,	January 30,		January 28,	January 30,
	2017	2016	Change	2017	2016	Change
Net sales retail	$81,222	$97,310	(16.5%)	$237,297	$293,395	(19.1%)
Net sales wholesale	60,301	65,163	(7.5%)	231,568	248,569	(6.8%)
Total net sales	$141,523	$162,473	(12.9%)	$468,865	$541,964	(13.5%)

Gross profit retail	$39,260	$49,172	(20.2%)	$116,791	$147,468	(20.8%)
Gross profit wholesale	26,011	28,633	(9.2%)	104,541	110,156	(5.1%)
Total gross profit	$65,271	$77,805	(16.1%)	$221,332	$257,624	(14.1%)

Gross profit margin	46.1%	47.9%	(180 bps)	47.2%	47.5%	(33 bps)
Net (loss) income from operations	($5,186)	$4,602	—	($16,695)	($4,029)	—
Net (loss) income	($6,900)	$2,264	—	($23,639)	($11,671)	—
Net (loss) income per basic and diluted common share	($0.45)	$0.15	—	($1.53)	($0.75)	—

Michael Katz, President and Chief Executive Officer of Perfumania, commented, "Fiscal 2016 marked a challenging and transitional period for Perfumania. Our retail stores, in particular at locations in malls and tourist-dependent areas, were impacted by an intense promotional and competitive sales environment, reduced foot traffic and weaker than expected consumer spending. As a result of the ongoing headwinds, the Company has undertaken an exhaustive review of its operations to effect the significant changes needed to resolve the issues that challenge our ability to achieve sustainable profitability. As such, we are accelerating the closure of underperforming stores where we do not see the potential for long-term growth and profitability. This review, while on-going, has already resulted in the reduction of our store footprint to 287 stores as of fiscal 2016 year end, and since that time, we closed an additional 43 locations, amounting to a reduction of over 20% of our retail store footprint.

“To offset the challenges we are facing at our brick and mortar locations and with the rapidly increasing shift in consumer shopping patterns out of traditional retail to e-commerce, we are actively implementing initiatives that will afford us the ability to gain added leverage from our e-commerce platform and improve our utilization of social networking, mobile, and digital applications to engage our customers. Increasing sales volume through Perfumania's e-commerce platform is one of our key growth initiatives and during fiscal 2017 we plan to strategically allocate additional resources and focus on improving the overall online shopping experience and identifying opportunities to leverage digital technologies to enable Perfumania to more deeply connect with our customers.

“In addition, we have recently undertaken an exhaustive review of our human and infrastructure resources and will be making the appropriate changes that are expected to yield cost savings and better align our operational structure with the changing market dynamics.

“As it relates to our product offering, we have undertaken initiatives to drive efficiencies in promotional spending and further diversify our sales mix as we continue to emphasize a greater percentage of owned brands. The cornerstone of our marketing philosophy for our Perfumania stores is to develop consumer awareness that the stores offer an extensive assortment of brand name and designer fragrances at discount prices.

Mr. Katz, concluded, “As we look ahead, we understand that there is still much work to be done and that our continued success in implementing our strategic changes is imperative as we look to establish a foundation for sustainable long-term growth.”

Operating Review
Net sales during the thirteen weeks ended January 28, 2017, decreased 12.9% to $141.5 million, compared to $162.5 million in the fourth quarter of fiscal 2015, reflecting a decrease in same store sales and lower store count as the average number of stores operated was 292, or 8.2% less compared to 318 stores in operation in the prior year period.

Retail segment net sales decreased 16.5% to $81.2 million, compared with last year’s fourth quarter, due in large part to overall lower foot traffic across Perfumania stores, compared with last year’s fourth quarter.

Wholesale segment net sales decreased 7.5% to $60.3 million during the fourth quarter of fiscal 2016 from the fourth quarter of fiscal 2015 reflecting decreased sales for Quality Fragrance Group of $3 million related to lower customer demand and a decrease in Parlux sales of approximately $1.9 million due to weaker consumer demand, principally in department stores.

Gross profit during the fourth quarter of fiscal 2016 was $65.3 million, a decrease of 16.1%, compared to last year’s fourth quarter due to lower net sales. This led to gross profit margin of 46.1%, compared to 47.9% in the fourth quarter of fiscal 2015.

Total operating expenses were $70.5 million for the fourth quarter, compared to $73.2 million during last year’s fourth quarter principally reflecting lower advertising expenses.

Interest expense was $1.9 million for the fourth quarter of fiscal 2016, comparable to the fourth quarter of fiscal 2015.

These factors resulted in a net loss of $6.9 million for the fourth quarter of fiscal 2016, or a net loss per diluted share of $0.45, compared to a net income of $2.3 million, or a net income per diluted share of $0.15 during last year’s fourth quarter.

Balance Sheet and Liquidity
Cash and cash equivalents were $7.5 million as of January 28, 2017, compared to $5.6 million at January 30, 2016.

Net cash provided by operating activities during the fifty-two weeks ended January 28, 2017 was approximately $19.3 million, compared with approximately $38.1 million provided by operating activities during the prior year period. The decrease in cash primarily reflected changes in working capital and increase in our net loss.

Net cash used in investing activities was approximately $3.1 million in the fifty-two weeks ended January 28, 2017, compared to $8.5 million in prior year period. The decrease in cash used in investing activities resulted from fewer new Perfumania store openings and renovations during the fifty-two weeks ended January 28, 2017, compared with the fifty-two weeks ended January 30, 2016.

The Company has a $175 million revolving credit facility with a syndicate of banks, which is used for the Company's general corporate purposes and those of its subsidiaries, including working capital. The Company was in compliance with all financial and operating covenants under the Senior Credit facility and as of January 28, 2017, the Company had $94.7 million available to borrow under the Senior Credit Facility.

About Perfumania Holdings, Inc.
Perfumania Holdings, Inc. (NASDAQ: PERF) is the largest specialty retailer and distributor of fragrances and related beauty products across the United States. Perfumania has a 30 year history of innovative marketing and sales management, brand development, license sourcing and wholesale distribution making it the premier destination for fragrances and other beauty supplies. As of January 28, 2017 the Company operated 287 corporate-owned retail stores as well as e-commerce, specializing in the sale of fragrances and related products across the United States, Puerto Rico, and the U.S. Virgin Islands. The Company also operates a wholesale distribution network that addresses approximately 57,000 retail doors. For additional information please visit www.perfumaniaholdings.com or contact us at perf@jcir.com.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “objective,” “assume,” “strategies” and other words and terms of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties. We caution readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements are our ability to service our obligations, our ability to comply with the covenants in our Senior Credit Facility, any deterioration of general economic conditions, including weaker than anticipated discretionary spending by consumers, competition, the ability to raise additional capital to finance our expansion and other factors included in our filings with the SEC. Copies of our SEC filings are available from the SEC or may be obtained upon request from us. You should also consider carefully the statements under “Risk Factors” in our Form 10-K which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. We cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Contact:
Perfumania Holdings, Inc.                        JCIR
Michael Katz                                Joseph Jaffoni / Norberto Aja
President and Chief Executive Officer                    (212) 835-8500
(631) 866-4156                                perf@jcir.com

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PERFUMANIA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
($ in thousands, except share and per share amounts)

	January 28, 2017	January 30, 2016
ASSETS:
Current assets:
Cash and cash equivalents	$7,474	$5,640
Accounts receivable, net of allowances of $2,267 and $1,233 as of January	25,572	29,602
28, 2017 and January 30, 2016, respectively
Inventories	196,654	221,336
Prepaid expenses and other current assets	10,619	9,862
Total current assets	240,319	266,440
Property and equipment, net	16,692	25,892
Goodwill	38,769	38,769
Intangible and other assets, net	14,520	19,945
Total assets	$310,300	$351,046

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$28,605	$32,175
Accounts payable – affiliates	1,027	300
Accrued expenses and other liabilities	28,686	33,205
Current portion of obligations under capital leases	1,237	1,248
Total current liabilities	59,555	66,928
Revolving credit facility	—	13,078
Notes payable – affiliates	125,366	125,366
Long-term portion of obligations under capital leases	—	1,223
Other long-term liabilities	64,954	60,474
Total liabilities	249,875	267,069
Commitments and contingencies
Shareholders' equity:
Preferred stock, $0.10 par value, 1,000,000 shares authorized; as of January	—	—
28, 2017 and January 30, 2016, none issued
Common stock, $0.01 par value, 35,000,000 shares authorized; 16,392,012	164	164
shares as of January 28, 2017 and January 30, 2016
Additional paid-in capital	222,048	221,961
Accumulated deficit	(153,210)	(129,571)
Treasury stock, at cost, 898,249 shares as of January 28, 2017 and January 30, 2016	(8,577)	(8,577)
Total shareholders’ equity	60,425	83,977
Total liabilities and shareholders’ equity	$310,300	$351,046

PERFUMANIA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands, except share and per share amounts)

	Thirteen Weeks Ended	Thirteen Weeks Ended	Fiscal Year Ended	Fiscal Year Ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Net Sales	$141,523	$162,473	$468,865	$541,964
Cost of goods sold	76,252	84,668	247,533	284,340
Gross profit	65,271	77,805	221,332	257,624
Operating expenses:
Selling, general and administrative expenses	61,465	69,261	222,373	249,540
Asset impairment	6,945	1,032	6,945	1,032
Share-based compensation expense	34	80	87	297
Depreciation and amortization	2,013	2,830	8,622	10,784
Total operating expenses	70,457	73,203	238,027	261,653
(Loss) income from operations	(5,186)	4,602	(16,695)	(4,029)
Interest expense	1,913	1,887	7,143	7,191
(Loss) income before income tax provision	(7,099)	2,715	(23,838)	(11,220)
Income tax (benefit) provision	(199)	451	(199)	451
Net (loss) income	$(6,900)	$2,264	$(23,639)	$(11,671)
Net (loss) income per common share:
Basic and diluted	$(0.45)	$0.15	$(1.53)	$(0.75)

Weighted average number of shares outstanding:
Basic	15,493,763	15,554,763	15,493,763	15,486,957
Diluted	15,493,763	15,554,763	15,493,763	15,486,957

PERFUMANIA HOLDINGS, INC. AND SUBSIDARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in thousands)

	Fiscal Year	Fiscal Year
	Ended	Ended
	January 28, 2017	January 30, 2016

Cash flows from operating activities:
Net loss	$(23,639)	$(11,671)
Adjustments to reconcile net loss to net cash provided by operating activities:
Asset Impairment	6,945	1,032
Depreciation and amortization	8,622	10,784
Amortization of deferred financing costs	343	343
Provision (benefit) for losses on accounts receivable	1,716	(30)
Share-based compensation	87	297
Changes in operating assets and liabilities:
Accounts receivable	2,314	(1,795)
Inventories	24,682	32,035
Prepaid expenses and other assets	1,076	5,409
Accounts payable	(3,570)	(7,088)
Accounts payable-affiliates	727	31
Accrued expenses and other liabilities and other long-term liabilities	(39)	8,763
Net cash provided by operating activities	19,264	38,110
Cash flows from investing activities:
Additions to property and equipment	(3,118)	(8,485)
Net cash used in investing activities	(3,118)	(8,485)
Cash flows from financing activities:
Net repayments under bank line of credit	(13,078)	(24,483)
Principal payments under capital lease obligations	(1,234)	(1,092)
Proceeds from exercise of stock options and warrants	—	57
Net cash used in financing activities	(14,312)	(25,518)
Net increase in cash and cash equivalents	1,834	4,107
Cash and cash equivalents at beginning of year	5,640	1,533
Cash and cash equivalents at end of year	$7,474	$5,640

Supplemental Information:
Cash paid during the period for:
Interest	$1,153	$1,567
Income taxes	$278	$634

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